Exhibit 99.1

Contact Information:

Alan I. Rothenberg
Chairman/Chief Executive Officer
Phone: (310) 270-9501

Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2012

Los Angeles, CA (August 7, 2012) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and six months ended June 30, 2012 of $751,000 and $1.3 million, respectively, compared to $116,000 and $240,000 for the same periods last year.  Pre-tax, pre-provision earnings for the three and six months ended June 30, 2012 was $770,000 and $1.4 million, respectively, compared to $191,000 and $515,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m proud to announce our financial results for the current quarter and year-to-date periods.  These results represent our fifth consecutive quarter of improved earnings and our current year-to-date net income has already exceeded our net income for the entire prior year.  In addition, this is the largest reported asset size in our Company’s history.  Highlights for the quarter and year-to-date periods include:

•	Growth in total assets from $405 million at December 31, 2011 to $454 million at June 30, 2012;
•	Growth in total deposits from $332 million at December 31, 2011 to $380 million at June 30, 2012, while reducing our cost of funds to 26 basis points;
•	Continued improvement in our credit quality, with non-performing assets being reduced to $6.8 million at June 30, 2012, compared to $7.6 million at December 31, 2011;
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Improved net interest income of $3.4 million and $6.7 million for the three and six months ended June 30, 2012, compared to $2.7 million and $5.4 million for the same periods last year, despite a decrease in our net interest margin; and

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Improved diluted earnings per share, increasing to $0.09 per share and $0.15 per share during the three and six months ended June 30, 2012, respectively, compared to $0.01 per share and $0.03 per share during the same periods last year.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “We also continue to benefit from our proactive and aggressive approach to addressing credit issues.  Our percentage of non-performing loans to total loans has improved to 2.8% at June 30, 2012, over 21% less than the same period last year, and down by 58% since this ratio peaked in 2009.”

2012 2nd Quarter Highlights

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The Bank’s total risk-based capital ratio was 15.82% at June 30, 2012, compared to the requirement of 10.00% to be considered a “well capitalized” financial institution for regulatory purposes.  The Bank’s equity is comprised solely of common stock, and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•	Total assets increased 12.1%, or $49.1 million, to $454.4 million at June 30, 2012, from $405.3 million at December 31, 2011.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $334.2 million and $285.6 million at June 30, 2012 and December 31, 2011, respectively, representing an increase of $48.6 million, or 17.0%.

•	Net interest margin was 3.09% and 3.14% for the three and six months ended June 30, 2012, respectively, compared to 3.21% and 3.39% for the same periods last year.

•	Cost of funds were 26 basis points for both the three and six months ended June 30, 2012, compared to 32 and 31 basis points for the same periods last year.

•	Investment securities were $162.9 million at June 30, 2012, representing 35.8% of our total assets, compared to $129.9 million, or 32.1% of total assets at December 31, 2011.

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Loans were $236.3 million at June 30, 2012, compared to $233.0 million at December 31, 2011.  Loan originations were $21.2 million and $46.9 million during the three and six months ended June 30, 2012, respectively, compared to $10.5 million and $40.4 million during the same periods last year.

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As of June 30, 2012, the allowance for loan losses (“ALL”) was $4.9 million, or 2.06% of total loans, compared to $5.3 million, or 2.27% of total loans, at December 31, 2011.  The ALL to non-performing loans was 72.88% and 69.47% at June 30, 2012 and December 31, 2011, respectively.

•	Non-performing loans to total loans was 2.83% and 3.26% at June 30, 2012 and December 31, 2011, respectively.

•	Non-performing assets as a percentage of total assets declined to 1.50% at June 30, 2012, compared to 1.88% at December 31, 2011.

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For the three and six months ended June 30, 2012, the Company recorded net income of $751,000, or $0.09 per diluted share, and $1.3 million, or $0.15 per diluted share, respectively.  During the same periods last year, the Company reported net income of $116,000, or $0.01 per diluted share, and $240,000, or $0.03 per diluted share, respectively.

Capital Adequacy

At June 30, 2012, the Company’s stockholders’ equity totaled $46.6 million compared to $45.1 million at December 31, 2011.  At June 30, 2012, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 15.82%, 14.56%, and 9.77%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to be considered a “well capitalized” financial institution for regulatory purposes.

In August 2010, the Company’s Board of Directors authorized the purchase of up to $2.0 million of the Company’s common stock.  Under this stock repurchase program, the Company has been acquiring its common stock in the open market from time to time beginning in August 2010.  As of June 30, 2012, the Company had repurchased 534,171 shares in the open market at a cost ranging from $3.35 to $4.02 per share in connection with this program.  During the six months ended June 30, 2012, the Company repurchased 43,847 shares in the open market at a cost ranging from $3.52 to $3.99 per share in connection with this program.  At June 30, 2012, the remaining value of shares that may be repurchased under this program was $29,000.

Balance Sheet

Total assets at June 30, 2012 were $454.4 million, representing an increase of approximately $49.1 million, or 12.1%, from $405.3 million at December 31, 2011.  The increase in total assets is primarily attributable to growth in our deposit portfolio.  Cash and cash equivalents at June 30, 2012 were $53.6 million, representing an increase of $11.6 million, or 27.8%, from $41.9 million at December 31, 2011.  Investment securities were $162.9 million at June 30, 2012, compared to $129.9 million at December 31, 2011, representing an increase of $33.0 million, or 25.4%.  The average life of our investment securities was 3.26 years and 3.50 years at June 30, 2012 and December 31, 2011, respectively.  Loans were $236.3 million and $233.0 million at June 30, 2012 and December 31, 2011, respectively.  The nominal growth within our loan portfolio is primarily being caused by a lack of quality loan demand, as well as elevated prepayment speeds during the current year.  Prepayment speeds for the three and six months ended June 30, 2012 were 16.2% and 23.1%, respectively, compared to 6.9% and 13.1% for the same periods last year.

Total liabilities at June 30, 2012 increased by $47.5 million, or 13.2%, to $407.8 million, compared to $360.2 million at December 31, 2011.  This increase is primarily due to growth within our money market deposits and savings and non-interest bearing deposits of $19.3 million and $27.6 million, respectively.  These increases were due to continued core deposit gathering efforts.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $334.2 million and $285.6 million at June 30, 2012 and December 31, 2011, respectively, representing an increase of $48.5 million, or 17.0%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $4.9 million, or 2.06% of our total loan portfolio, at June 30, 2012, compared to $5.3 million, or 2.27%, at December 31, 2011.  At June 30, 2012 and December 31, 2011, our non-performing loans were $6.7 million and $7.6 million, respectively.  The ratio of our ALL to non-performing loans was 72.88% and 69.47% at June 30, 2012 and December 31, 2011, respectively.  In addition, our ratio of non-performing loans to total loans was 2.83% and 3.26% at June 30, 2012 and December 31, 2011, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities.  There was no provision for loan losses for the three and six months ended June 30, 2012, compared to a $75,000 and $275,000 provision for loan losses for the same periods last year.  The decline in provision for loan losses recorded during the three and six months ended June 30, 2012, compared to the same periods last year, is primarily due to the improvement in the level of our criticized and classified loans, which generally consist of special mention, substandard and doubtful loans.  Special mention, substandard and doubtful loans were $1.9 million, $9.0 million and none, respectively, at June 30, 2012, compared to $7.2 million, $10.9 million, and $1.1 million, respectively, at June 30, 2011.  We had net charge-offs of $422,000 and $418,000 during the three and six months ended June 30, 2012, compared to net charge-offs of $467,000 and $474,000 during the same periods last year.  Management believes that the ALL as of June 30, 2012 and December 31, 2011 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $6.8 million and $7.6 million at June 30, 2012 and December 31, 2011, respectively.  Non-accrual loans totaled $6.7 million and $7.6 million at June 30, 2012 and December 31, 2011, respectively.  At June 30, 2012, non-accrual loans consisted of three commercial loans totaling $1.9 million, one commercial real estate loan totaling $3.2 million, one commercial land loan totaling $1.3 million and one consumer related loan totaling $345,000.  At December 31, 2011, non-accrual loans consisted of four commercial loans totaling $2.2 million, two commercial real estate loans totaling $3.8 million, one commercial land loan totaling $1.3 million and one consumer related loan totaling $345,000.  At June 30, 2012, other real estate owned (“OREO”) consisted of one commercial real estate property totaling $50,000 and one undeveloped land property totaling $90,000.  There was no OREO outstanding at December 31, 2011.  As a percentage of total assets, the amount of non-performing assets was 1.50% and 1.88% at June 30, 2012 and December 31, 2011, respectively.

Net Interest Income and Margin

During the three and six months ended June 30, 2012, net interest income was $3.4 million and $6.7 million, respectively, compared to $2.7 million and $5.4 million for the same periods last year.  These increases were primarily attributable to additional interest earned in connection with our loan and investment portfolios as compared to the same periods last year, and were the result of increases in the average balances of these portfolios during the current periods, partially offset by a decline in yields earned.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.09% for the three months ended June 30, 2012, compared to 3.21% for the same period last year.  This 12 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets, partially offset by a decline in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the three months ended June 30, 2012, as compared to the same period last year, and was caused by a general decline in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.  During the three months ended June 30, 2012 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts.  The average cost of interest bearing deposits and borrowings was 0.40% during the three months ended June 30, 2012 compared to 0.48% for the same period last year.

The Company’s net interest margin was 3.14% for the six months ended June 30, 2012, compared to 3.39% for the same period last year.  This 25 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets, partially offset by a decline in the cost of interest bearing deposits and borrowings.  As discussed above, the decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the six months ended June 30, 2012, as compared to the same period last year, and was caused by a general decline in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.  In addition, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts.  The average cost of interest bearing deposits and borrowings was 0.40% during the six months ended June 30, 2012 compared to 0.48% for the same period last year.

Non-Interest Income

Non-interest income was $489,000 and $836,000 for the three and six months ended June 30, 2012, compared to $192,000 and $396,000 for the same periods last year.  The increase in non-interest income was primarily attributable to an increase in loan arrangement fees earned in connection with our college loan funding program, as well as, other income recognized on interest rate swap transactions that were entered into during the three months ended June 30, 2012 to facilitate the needs of our customers.

Non-Interest Expense

Non-interest expense was $3.1 million and $6.1 million for the three and six months ended June 30, 2012, compared to $2.7 million and $5.3 million for the same periods last year.  The increase in non-interest expense is primarily due to the additional costs incurred related to expanding the Bank’s business development team, increased costs associated with our college loan funding program, expenses incurred related to interest rate swaps, as well as the opening of our Santa Monica relationship office in the middle of 2011.

Income Tax Provision

During the three and six months ended June 30, 2012, we recorded a tax expense of approximately $19,000 and $35,000, respectively.  The Company does not anticipate owing any substantial taxes for Federal or State purposes until the Company’s net operating losses are fully utilized.  During the three and six months ended June 30, 2011, we did not record an income tax provision.

Net Income

For the three and six months ended June 30, 2012, the Company recorded net income of $751,000, or $0.09 per diluted share, and $1.3 million, or $0.15 per diluted share, compared to $116,000, or $0.01 per diluted share, and $240,000, or $0.03 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA.  The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a renewed decline in economic conditions, (3) further increased competition among financial institutions, (4) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (5) further government regulation and the implementation and costs associated with the same, (6) management’s ability to successfully manage the Company’s operations, and (7) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	June 30, 2012	December 31, 2011	June 30, 2011
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$454,399	$405,274	$361,085
Total Loans	$236,261	$233,005	$186,653
Allowance for Loan Losses ("ALL")	$4,866	$5,284	$5,084
Non-Performing Assets	$6,816	$7,606	$7,549
Deposits:
Non-Interest Bearing Demand Deposits	$150,441	$122,843	$106,827
Interest Bearing Demand Deposits	22,334	20,739	29,132
Money Market Deposits and Savings	161,395	142,061	119,450
Certificates of Deposit	45,714	46,811	48,045
Total Deposits	$379,884	$332,454	$303,454
Total Stockholders' Equity	$46,648	$45,051	$45,143
Gross Loans to Deposits	62.19%	70.08%	61.51%
Ending Book Value per Share	$5.12	$4.97	$4.82

	Three Months Ended June 30,
Quarterly Operating Results (unaudited):	2012	2011
Net Interest Income	$3,383	$2,719
Provision for Loan Losses	$-	$75
Non-Interest Income	$489	$192
Non-Interest Expense	$3,102	$2,720
Income Tax Provision	$19	$-
Net Income	$751	$116
Basic Earnings per Share	$0.09	$0.01
Diluted Earnings per Share	$0.09	$0.01
Quarterly Net Interest Margin*	3.09%	3.21%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$751	$116
Provision for Loan Losses	-	75
Income Tax Provision	19	-
Pre-Tax, Pre-Provision Earnings	$770	$191

	Six Months Ended June 30,
YTD Operating Results (unaudited):	2012	2011
Net Interest Income	$6,682	$5,430
Provision for Loan Losses	$-	$275
Non-Interest Income	$836	$396
Non-Interest Expense	$6,140	$5,311
Income Tax Provision	$35	$-
Net Income	$1,343	$240
Basic Earnings per Share	$0.16	$0.03
Diluted Earnings per Share	$0.15	$0.03
YTD Net Interest Margin*	3.14%	3.39%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$1,343	$240
Provision for Loan Losses	-	275
Income Tax Provision	35	-
Pre-Tax, Pre-Provision Earnings	$1,378	$515

*Percentages are reported on an annualized basis.